Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction

EWI, LLC	Delaware

Hermes Consolidated, LLC	Delaware

HEWW Equipment, LLC	Delaware

HIE Retail, LLC	Hawaii

Mid Pac CS, LLC	Hawaii

Mid Pac Petroleum, LLC	Delaware

Par Hawaii, Inc.	Hawaii

Par Hawaii Refining, LLC	Hawaii

Par Hawaii Shared Services, LLC	Delaware

Par New Mexico, LLC	Delaware

Par Petroleum, LLC	Delaware

Par Piceance Energy Equity, LLC	Delaware

Par Point Arguello, LLC	Delaware

Par Utah, LLC	Delaware

Par Washington, LLC	Delaware

Par Wyoming, LLC	Delaware

Par Wyoming Holdings, LLC	Delaware

Texadian Energy, Inc.	Delaware

Texadian Energy Canada Limited	Alberta, Canada

Wyoming Pipeline Company, LLC	Wyoming

Laramie Energy, LLC (42.3% interest)	Delaware